OmniaLuo Reports Q4 and Full Year 2008 Same Store Sales Results
Monday February 23, 9:00 am ET

SHENZHEN, China, Feb. 23 /PRNewswire-Asia-FirstCall/ -- OmniaLuo, Inc. ("OmniaLuo" or the "Company"; http://omnialuo.com/ ) (OTC Bulletin Board: OLOU - News), a China-based company engaged in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO, announced today fourth quarter and full year 2008 same store sales results.

In dollar terms, same stores sales fell by approximately 0.2% in the quarter ended December 31, 2008, while for the full year ended December 31, 2008 they rose in aggregate by approximately 79%. These assume average annual 1 USD/RMB exchange rates of 6.9623 for 2008 and 7.6172 for 2007.

"Given the state of the global economy, we remain very encouraged by our 2008 same store sales results," stated Cindy Luo, OmniaLuo Chairwoman and CEO. "However, Chinese consumer spending has been by no means immune to the world's economic contraction, and we saw that reflected in sharply lower fourth quarter 2008 sales. That trend may continue in the near term but we are confident in our future growth prospects."

Same store sales data was collected from the 29 company and co-owned stores open for full years 2007 and 2008. The Company cannot accurately report on results from independent distributor stores.

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About OmniaLuo, Inc.

OmniaLuo, Inc. (http://www.omnialuo.com ), based in China's fashion capital of Shenzhen, is in the business of designing, developing, marketing and distributing fine women's apparel under the brand name OMNIALUO. OMNIALUO's apparel embodies elegance, femininity and sophistication for China's rapidly growing class of urban and affluent female professionals. Under the leadership of Cindy Luo, the Company's founder and award winning chief designer, OMNIALUO is positioned to become the Chinese brand equivalent of Ralph Lauren, Vera Wang and Anna Sui.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including statements that include the words "believes," "expects," "anticipates," or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements of the Company to differ materially from those expressed or implied by such forward-looking statements. Factors that may affect these forward-looking statements include, among others, our dependency on our chief executive officer, principal stockholder and chief designer, our sensitivity to economic conditions and consumer spending in China, competition in our industry, our ability to effectively manage our growth, our ability to raise capital in the future, changes in China's economic or political situation, and other factors set forth in our Annual Report on Form 10-KSB filed with the United States Securities and Exchange Commission or otherwise set forth from time to time in our other public filings. This news release speaks as of the date first set forth above and the Company assumes no responsibility to update the information included herein for events occurring after the date of this news release.

For more information, please contact:

Cirrus Financial Communications, LLC
     Justin Davis
     Phone: +1-877-880-OLOU (6568)
     Email: Justin.Davis@cirrusfc.com
     Web:  http://www.cirrusfc.com